Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Indaptus Therapeutics, Inc. (the “Company”) of our report dated March 17, 2026, relating to our audits of the Company’s consolidated financial statements as of December 31, 2025 and 2024, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California
June 26, 2026